Issuer Free Writing Prospectus filed pursuant to Rule 433 Registration Statement No. 333-132747 Dated July 23, 2007

Bearish Autocallable Optimization Securities with Contingent Protection
UBS AG $• Securities Linked to the KBW Mortgage Finance IndexSM

Indicative Terms		Product Description
Bearish Autocallable Optimization Securities are designed for investors who want to express a bearish view of the U.S. mortgage finance industry through an investment linked to the KBW Mortgage Finance IndexSM (the “Index”). If the Index is at or below the Index Starting Level on any quarterly Observation Date, the Securities will be called for an annualized return of between 22.00% and 24.00%, to be determined on the trade date. If the Securities are not called, at maturity you will receive your principal, unless the Index closes above the Trigger Level on any trading day during the Observation Period, in which case you will receive your principal less any positive Index Return. Investors must be willing to risk losing up to 100% of their principal amount.
Issuer	UBS AG, Jersey Branch
Issue Price	$10 per Security
Underlying Index	KBW Mortgage Finance IndexSM
Term	18 months
Call Feature	The Securities will be called if the closing level of the
Index on any Observation Date is at or below the Index
Starting Level
Observation Dates	Quarterly dates, which we currently expect to be on or
about November 9, 2007, February 8, 2008, May 9, 2008,
August 12, 2008, November 10, 2008 and the final
valuation date
Return on Call Date	Investors will receive a cash payment per $10.00
principal amount of the Securities equal to the Call
Price for the applicable Observation Date. The Call
Price is equal to $10 x (1 + Return on Call Date). The
Return on Call Date will be based upon an annualized
return of between 22.00% and 24.00%. The actual
annualized return upon which the Return on Call Date
is based will be determined on or about August 9,
2007 (the “trade date”)
Payment at Maturity	If the Securities are not called and the Index never
closes above the Trigger Level on any trading day
during the Observation Period, you will receive a cash
	payment at the Maturity Date equal to $10.00 per	Benefits
$10.00 principal amount of Securities.
If the Securities are not called and the Index closes

❑  Positive Call Return in Flat or Bearish Scenarios – The Securities will be called and you will receive a positive return on your investment if the closing level of the Index on any Observation Date is at or below the Index Starting Level.

❑  Contingent Principal Protection – If the Securities are not called, at maturity the contingent principal protection feature protects your principal if the Index never closed above the Trigger Level during the Observation Period.

❑  Express a Bearish View of the U.S. Mortgage Finance Industry[1] – The Securities are linked to the Index, which is comprised of 24 companies involved in the U.S. Mortgage Finance industry and is designed to provide appropriate representation of the industry’s diverse sub-sectors, including pure mortgage players, mortgage insurers, title insurers, and banks and thrifts that have considerable mortgage loan portfolios in the United States.

above the Trigger Level on any trading day during the
Observation Period, you will receive: $10.00 x
(1 – Index Return)
Index Return	Index Ending Level – Index Starting Level
Index Starting Level
Trigger Level	120% of the Index Starting Level
Observation Period	The period commencing on (and including) the trade
date to the final valuation date
Index Starting Level	The closing level of the Index on the trade date
Index Ending Level	The closing level of the Index on the final valuation
date
Trade Date	August 9, 2007*
Settlement Date	August 14, 2007*
Final Valuation Date	February 9, 2009*
Maturity Date	February 12, 2009*
*Expected

Scenario Analysis at Maturity

Assumptions: Index Starting Level is 90; Return on Call Date is 23.00% per annum; Trigger Level is 108 (120% of the Index Starting

Level)
Example 1: Securities are Called 1 Year after Trade Date		Example 3: Securities are NOT Called and the Index never closes above
Index Level November 9, 2007:	95 (above Index Starting Level, Securities Not Called)	the Trigger Level on any trading day during the Observation Period
Index Level February 8, 2008:	100 (above Index Starting Level, Securities Not Called)	Index Level November 9, 2007:	95 (above Index Starting Level, Securities Not Called)
Index Level May 9, 2008:	95 (above Index Starting Level, Securities Not Called)	Index Level February 8, 2008:	100 (above Index Starting Level, Securities Not Called)
Index Level August 12, 2008:	85 (below Index Starting Level, Securities are Called)	Index Level May 9, 2008:	105 (above Index Starting Level, Securities Not Called)
Call Price (per $10.00):	$12.30	Index Level August 12, 2008:	100 (above Index Starting Level, Securities Not Called)
		Index Level November 10, 2008:	105 (above Index Starting Level, Securities Not Called)
Example 2: Securities are Called on the Final Valuation Date		Index Level Final valuation date
Index Level November 9, 2007:	95 (above Index Starting Level, Securities Not Called)	(on or about February 9, 2009):	107.50 (above Index Starting Level, Securities Not Called)
Index Level February 8, 2008:	100 (above Index Starting Level, Securities Not Called)	Settlement Amount (per $10.00): $10.00
Index Level May 9, 2008:	115 (above Index Starting Level and Trigger Level,
	Securities Not Called)	Example 4: Securities are NOT Called and the Index closes above the
Index Level August 12, 2008:	100 (above Index Starting Level, Securities Not Called)	Trigger Level on any trading day during the Observation Period
Index Level November 10, 2008:	95 (above Index Starting Level, Securities Not Called)	Index Level November 9, 2007:	95 (above Index Starting Level, Securities Not Called)
Index Level Final valuation date		Index Level February 8, 2008:	100 (above Index Starting Level, Securities Not Called)
(on or about February 9, 2009):	85 (below Index Starting Level, Securities are Called)	Index Level May 9, 2008:	105 (above Index Starting Level, Securities Not Called)
Call Price (per $10.00):	$13.45	Index Level August 12, 2008:	115 (above Index Starting Level and Trigger Level,
Securities Not Called)
		Index Level November 10, 2008:	110 (above Index Starting Level and Trigger Level,
Securities Not Called)
Index Level Final valuation date
		(on or about February 9, 2009):	117 (above Index Starting Level and Trigger Level,
Securities Not Called)
Settlement Amount (per $10.00) $10.00 x (1 – Index Return)
$10.00 x (1 – 30%)
$7.00

1) Please see “Key Risks — Potentially inconsistent research, opinions or recommendations by UBS” below.

* In the event that we make a change to the expected trade date and settlement date, the final valuation date, observation dates and maturity date will be changed so that the stated term of the Securities remains the same.

This offering summary represents a summary of the terms and conditions of the Securities. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated July 23, 2007.

Issuer Free Writing Prospectus filed pursuant to Rule 433 Registration Statement No. 333-132747 Dated July 23, 2007

Index Descriptions	Historical Performance

The KBW Mortgage Finance IndexSM

The Index is a float-adjusted modified capitalization-weighted index of 24 companies designed to effectively represent the performance of the broad and diverse U.S. mortgage finance industry. The companies comprising the Index account for a large portion of the market capitalization of the U.S. Mortgage Finance industry and were selected to provide appropriate representation of the industry’s diverse sub-sectors, including pure mortgage players, mortgage insurers, title insurers, and banks and thrift institutions that have considerable mortgage loan portfolios in the United States. Keefe, Bruyette & Woods, Inc.SM (“KBWSM”) began calculating the Index in 2000, and the Index has been published on the Philadelphia Stock Exchange under the symbol “MFXSM” since July 22, 2005.

Historical performance of the Index is not indicative of future results.

The graph below illustrates the performance of the Index from January 31, 2000 to July 20, 2007 – Bloomberg L.P. The dotted line represents a hypothetical trigger level, equal to 120% of the closing level on July 20, 2007. The actual Trigger Level will be based on the closing level of KBW Mortgage Finance IndexSM on the trade date.

Investor Suitability Considerations & Key Risks

The Securities may be suitable for you if:

w   You believe the Index will not close above the Trigger Level on any trading day during the Observation Period.

w   You believe the Index will close at or below the Index Starting Level on any Observation Date.

w   You believe the Index will remain stable during the Observation Period and will close at or below the Index Starting Level on the final valuation date.

w   You are willing to invest in Securities that will be called on any Observation Date on which the Index closes at or below the Index Starting Level or otherwise to hold the Securities to maturity.

w   You do not seek current income from this investment.

The Securities may not be suitable for you if:

w   You believe the Index will close above the Trigger Level on any trading day during the Observation Period and that at maturity the Index Return will be positive.

w   You believe generally that the price of stock of companies involved in the U.S. mortgage finance industry and, in particular, the stock of the companies comprising the Index will increase during the Observation Period.

w   You seek an investment that is 100% principal protected.

w   You are not willing to make an investment in which you could lose up to 100% of your principal amount.

w   You seek an investment whose return is not limited to the pre-specified Return on Call Date, a total return based upon an annualized return of between 22.00% and 24.00% . The actual annualized return upon which the Return on Call Date is based will be set on the trade date.

w   You seek current income from your investment.

w   You seek an investment for which there will be an active secondary market.

w   You are unable or unwilling to hold Securities that will be called on any Observation Date on which the Index closes at or below the Index Starting Level or otherwise to hold the Securities to maturity.

w   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

Key Risks:

w	You may lose all of your principal — The return on the Securities depends on the Index decreasing in value and you may lose some or all of your investment if the Securities are not called and the Index level closes above the Trigger Level on any trading day during the Observation Period. The payment to you at maturity will be reduced by 1% of your principal for every 1% gain in the closing level of the Index on the final valuation date over the Index Starting Level if the Securities are not called and the Index closes above the Trigger Level on any trading day during the Observation Period.

w	The call feature limits your potential return — The appreciation potential of the Securities is limited to the pre-specified Return on Call Date, regardless of the performance of the Index.

w	There is a high probability that the Securities will be called or that the Index will rise above the Trigger Level — While there is only limited performance history for the Index, if the Index follows its historical pattern of significant volatility, there is a high probability that the Securities will be called or that the Index will rise above the Trigger Level during the Observation Period.

w	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates have recently published research or other opinions with respect to some of the Index Constituent Stocks that may be inconsistent with a bearish view of the U.S. Mortgage Finance industry.

w	Your investment is concentrated in one industry — All of the securities included in the Index (the “Index Constituent Stocks”) are issued by companies whose primary lines of business are directly associated with the U.S. mortgage finance industry.

w	No interest or dividend payments — You will not receive any periodic interest payments on the Securities or any dividend payments on the Index Constituent Stocks whose performance is measured by the Index.

w	No listing — The Securities will not be listed on any securities exchange or any electronic communications network and there may be little or no secondary market for the Securities.

Investors are urged to review “Risk Factors” in the preliminary prospectus supplement relating to this offering for a more detailed description of the risks related to an investment in the Securities.

The returns on UBS structured notes are linked to the performance of the relevant underlying asset or index. Investing in a structured note is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free at 1-800-657-9836.